Exhibit 10.31

EXECUTIVE SUPPLEMENTAL SAVINGS AGREEMENT

THIS AGREEMENT, made and entered into this 25th day of August, 2008 by and between First Financial Bancorp, an Ohio Corporation (hereinafter called the "BHC"), and Claude E. Davis (hereinafter called the "Executive").

WITNESSETH:

WHEREAS, the Executive has been and continues to be a valued employee of the BHC and its subsidiaries, and is now serving the BHC and its subsidiaries as its President and CEO of First Financial Bank and First Financial Bancorp;

WHEREAS, the Executive's services to the BHC and its subsidiaries in the past have been of merit and have constituted a valuable contribution to the operations of the BHC and its subsidiaries;

WHEREAS, certain tax rules limit the matching contributions that the Executive will have allocated to his account under the First Financial Bancorp 401(k) Savings Plan and Trust as amended from time to time (the "Savings Plan") and the BHC desires to supplement this limited savings benefit;

WHEREAS, it is the desire of the BHC and the Executive to enter into this Agreement under which the BHC will agree to make certain payments to the Executive or his beneficiary as provided herein;

WHEREAS, it is the intent of the parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental benefits for the Executive, as a member of a select group of management or highly compensated employees of the BHC and its subsidiaries for the purposes of the Employee Retirement Income Security Act of 1974 (ERISA); and

WHEREAS, it is the intent of the BHC that this Agreement, together with any similar Executive Supplemental Savings Agreements entered into by the BHC with other executives of BHC comprise the First Financial Bancorp Executive Supplemental Savings Plan (the “Plan”) and such Plan is intended to be interpreted in such a manner as to comply with the requirements of Section 409A of the Code, and the regulations thereunder:

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

1.	IN GENERAL.

The supplemental savings benefits provided by this Agreement are granted by the BHC as a benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase.  The Executive has no option to take any current payment or bonus in lieu of these supplemental savings benefits.

2.	SUPPLEMENTAL SAVINGS ACCOUNT.

The BHC shall, with respect to any calendar year, credit to an account established and maintained on BHC’s books for the benefit of the Executive (the “Supplemental Savings Account”) an amount equal to any matching contributions that otherwise would be credited to Executive’s account under the Savings Plan but are limited due to application of sections 401(a)(17), 402(g) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”)(collectively, the “Code Limits”). The amount of any such credit to the Executive’s Supplemental Savings Account for any year shall be an amount equal to 4% (the maximum match available in the qualified Savings Plan) of the difference between: (i) the Executive’s total pay for such year and (ii) the IRS pay limit for the same year regardless of the Executive’s actual deferrals to the Savings Plan. The amounts credited to the Supplemental Savings Account shall be determined by an actuary selected by the BHC in its sole discretion. Such amounts shall be credited to the Executive’s Supplemental Savings Account on the same periodic basis as matching contributions are credited to participants’ accounts under the Savings Plan.

3.	CREDITING OF EARNINGS.

Executive’s Supplemental Savings Account shall be credited with earnings (or losses) as if the account was invested among the investment funds made available to participants under the Savings Plan as selected by the Administrator of the Plan (as defined in Section 21 below), provided however, the Executive may make recommendations to the Administrator regarding such investment selections.  The Supplemental Savings Account shall be credited with earnings (or losses) based on the actual performance of such funds regardless of whether the Supplemental Savings Account is actually invested in those funds.

4.	DISTRIBUTION OF SUPPLEMENTAL SAVINGS ACCOUNT.

Subject to Section (5) and (11) below and except for the Executive’s termination of employment for Cause (as defined below), the Executive’s Supplemental Savings Account shall be fully vested and nonforfeitable at all times and shall be paid in a single lump-sum payment as soon as administratively feasible following the Executive’s termination of employment.  If the Executive’s employment is terminated for Cause, the Executive shall forfeit his Supplemental Savings Account and not be entitled to any payment under this Agreement.

For purposes of this Agreement, “Cause” shall mean any one or more of the following:

(a)           any act constituting (i) a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (ii) fraud, embezzlement, misappropriation of assets, willful misfeasance, or dishonesty, or (iii) other actions or criminal conduct which in any way materially and adversely affects the reputation, goodwill, or business position of BHC;

(b)           the failure of the Executive to perform and observe all material obligations and conditions to be performed and observed by the Executive under his employment agreement, or to perform the duties in accordance, in all material respects, with the policies, procedures, and directions established from time to time by the Board of Directors of BHC (the “Board”) or a duly authorized Board committee (any such failure, a “Performance Failure”), and to correct such Performance Failure promptly following notice from the Board to do so; or

(c)           having corrected (or the BHC’s having waived the correction of ) a Performance Failure, the occurrence of any subsequent Performance Failure (whether of the same or different type of nature).

5.	SIX-MONTH DELAY OF PAYMENT.

Any Supplemental Savings Account otherwise payable under Section (4) above shall not be paid prior to the earlier of: (i) the expiration of the six-month period commencing on the Executive’s date of termination or (ii) the Executive’s death.

6.	DEATH BENEFIT IF DEATH OCCURS PRIOR TO BENEFIT PAYMENT.

If the Executive dies before receiving payment of his Supplemental Savings Account, the Executive’s designated beneficiary will receive the balance of Executive’s Supplemental Savings Account determined as of his date of death. Such benefit shall be paid to the Executive’s beneficiary in a single lump-sum payment as soon as administratively feasible following the Executive’s death.  Any designation of beneficiary shall be made by the Executive on an election form filed with the BHC and may be changed by the Executive at any time by filing another election form.  If no beneficiary is designated or no designated beneficiary survives the Executive, payment shall be made to the Executive’s estate.

7.	BENEFIT ACCOUNTING.

The BHC shall account for the benefits under this Agreement using the regulatory accounting principles of the BHC's primary federal regulator as agreed to by the BHC’s independent certified public accounting firm.

8.	PARTICIPATION IN OTHER PLANS.

The benefits provided hereunder shall be in addition to Executive's annual salary as determined by the Board, and shall not affect the right of the Executive to participate in any current or future bank retirement plan, group insurance, bonus, or in any supplemental compensation arrangement which constitutes a part of the regular compensation structure of the BHC or its subsidiaries.  Any benefits payable under this Agreement shall not be deemed salary or other compensation to the Executive for the purpose of computing benefits to which he or she may be entitled under any pension plan or other employee benefit plan of the BHC or its subsidiaries.

9.	NO ASSIGNMENT OR ALIENATION.

The Executive, the Executive's spouse, and any other designee, assignee, or successor of the Executive, shall not have any right to commute, sell, assign, transfer, anticipate, alienate, or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable.  In the event of any attempted assignment, transfer, or other action listed in the prior sentence, the BHC shall have no further liability to any person under this Agreement.

10.	NO FUNDING OBLIGATION.

The BHC shall have no obligation to set aside, earmark, or entrust any fund or money with which to pay its obligations under this Agreement.  The BHC reserves the absolute right at its sole discretion to either segregate assets to meet the obligations undertaken by this Agreement or to refrain from segregating such assets.

11.	GENERAL ASSETS OF THE BHC.

The rights of the Executive under this Agreement and of any beneficiary of the Executive shall be solely those of an unsecured creditor of the BHC.  If the BHC shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither the Executive nor any beneficiary of the Executive shall have any right with respect to, or claim against, such policy or other asset.  Such policy or asset shall not be deemed to be held under any trust for the benefit of the Executive or his or her beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the BHC under this Agreement.  It shall be, and remain, a general, unpledged, unrestricted asset of the BHC, and the Executive and his or her beneficiaries shall not have a greater claim to the insurance policy or other assets or any interest in either of them, than any other general creditor of the BHC.  Nothing in this Agreement shall be deemed to create any fiduciary relationship.

12.	BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the BHC, its affiliates, successors, and assigns, and the Executive, and his or her heirs, executors, administrators, and legal representatives.  The BHC will not merge or consolidate with any other company or organization, or permit its business activities to be taken over by any other organization, unless the entity expressly acknowledges its obligations under this Agreement and agrees to abide by its terms.

13.	AMENDMENT.

The Board or its delegate shall have the right to amend or modify the Agreement at any time in any manner whatsoever, in whole or in part; provided, however, that no amendment will directly or indirectly operate to reduce the benefit that has been earned by the Executive (or, in the case of a deceased Executive, his or her beneficiary) at the time the amendment is adopted, unless the Executive or beneficiary, as applicable, consents in writing to such amendment.  Any amendment which affects the time or form of payment of any benefit under this Agreement may not be effective less than 12 months before the payment of such benefit and will result in the deferral of the commencement date of such benefit payment by at least five years.

14.	TERMINATION.

Continuance of the Agreement is completely voluntary and is not assumed as a contractual obligation of the BHC.  The BHC, by written resolution of the Board, will have the right to terminate the Agreement at any time; provided, however, that the termination will not directly or indirectly operate to reduce the benefit that has been earned by the Executive (or, in the case of a deceased Executive, his or her beneficiary) at the time the termination is approved.

15.	NOT A CONTRACT OF EMPLOYMENT.

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the BHC and its subsidiaries to discharge the Executive or change the terms and conditions of his or her employment, or restrict the right of the Executive to terminate his or her employment.

16.	TAXATION.

The BHC does not represent or guarantee that any particular federal or state income or other tax consequence will result from participation in this Agreement.  The Executive agrees that he or she will consult professional tax advisors if he or she desires information about the tax consequences of his or her participation.  If the BHC is required to withhold amounts under applicable federal, state, or local tax laws, rules, or regulations with respect to the benefits under this Agreement, the BHC shall be entitled to deduct and withhold such amounts from any cash payment made pursuant to this Agreement, and if such amounts are not adequate for the required withholding amount, from any other compensation due from the BHC or its affiliates to the Executive or the Executive's beneficiary.

17.	PAYMENTS TO REPRESENTATIVES.

If the Executive or the Executive's beneficiary entitled to receive any benefit hereunder is determined by the Administrator or is adjudged to be legally incapable of giving valid receipt for such benefit, the benefit will be paid to a duly appointed and acting conservator or guardian or other legal representative of the Executive or beneficiary, if any, and if no such conservator, guardian, or legal representative is appointed and acting, to such person or persons as the Administrator may designate.  Such payments will, to the extent made, be deemed a complete discharge for such payments under this Agreement.

18.	HEADINGS.

Headings and subheadings of this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

19.	APPLICABLE LAW.

The validity and interpretation of this Agreement shall be governed by the laws of the State of Ohio.

20.	EFFECTIVE DATE AND TERM.

The effective date of this agreement shall be effective as of the date first set forth herein.  This Agreement shall remain in effect until all benefits due hereunder have been paid, or until terminated by mutual consent of the parties.

21.	ADMINISTRATION AND CLAIMS PROCEDURE.

The Administrator of this plan shall be a committee consisting of members of the Board, as determined by the Board.  Except to the extent the time or form of payment of any benefit under this Agreement is affected, the Administrator shall have full discretion and authority to interpret and construe each and all provisions of the Agreement, determine the eligibility of any person for benefits hereunder, make factual determinations, correct defects, supply omissions, and reconcile inconsistencies hereunder, and the interpretation of the Administrator shall be binding on all interested parties.  The committee may delegate to others some or all of its authority and responsibility as Administrator, and may employ and rely on such legal counsel, actuaries, accountants, and agents as it may deem advisable to assist in the administration of the Agreement.

The Administrator will advise each Executive and beneficiary of any benefit to which he or she is entitled under the Agreement.  If any person believes that the Administrator has failed to advise him or her of any benefit to which he or she is entitled or to pay him or her any benefit then due under the Agreement, he or she may file a written claim with the Administrator.  The Administrator shall review the written claim and if the claim is denied, in whole or in part, shall provide in writing within sixty days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and notice of any additional material or information necessary to perfect the claim.  Such written notice shall indicate the steps to be taken by claimants if an appeal of the claim denial is desired.  A claim shall be deemed denied if the Administrator fails to take any action within the aforesaid sixty-day period.

If claimants desire to appeal, they must file such appeal with the Administrator in writing within sixty days of the claim denial.  In connection with an appeal, claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate.  In its sole discretion, the Administrator shall then review the appeal and provide a written decision within sixty days of receipt of such appeal.  This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

22.	INDEMNIFICATION.

To the maximum extent permitted by law, the Administrator, and each person serving as a member of the committee which is the Administrator, will not be held liable by reason of any contract or other instrument executed by the Administrator or on the Administrator's behalf, nor for any determination hereunder made or action taken or not taken in good faith.  The Administrator, each member of the committee, and each other person to whom any duty or power with respect to the Agreement may be delegated will be indemnified and held harmless by the BHC against any claims, damages, and other liabilities, including without limitation all expenses (including attorneys' fees and costs), judgments, fines, and amounts paid in settlement and actually and reasonably incurred by him or her in connection with any action, suit, or proceeding arising out of the Administrator’s responsibilities with respect to the Agreement, provided, however, that this indemnification will not apply if the individual concerned did not act in good faith and in the manner he or she reasonably believed to be in (or not opposed to) the best interest of the BHC, or, with respect to any criminal action or proceeding, had reasonable cause to believe his or her conduct was unlawful.  This indemnification provision is in addition to any other indemnification provisions which may apply and shall not reduce any rights under such other provisions.

IN WITNESS WHEREOF, the BHC has caused this Agreement to be signed in its corporate name by its duly authorized officer, and Executive has hereunto set his or her hand, all effective as of the day and year first above written.

FIRST FINANCIAL BANCORP

/s/Greg A. Gehlmann
By: Greg A. Gehlmann
/s/Kathleen Janssen	Title: Senior Vice President, Corporate General Counsel
Witness

EXECUTIVE:

/s/Claude E. Davis
Claude E. Davis, President and CEO
/s/ Terri J. Ziepfel
Witness